Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (No. 333-104097 and No. 333-117742) and in the Registration Statements on Forms S-8 (No. 333-113898, No. 333-113897, No. 33-36132, No. 33-53333, No. 333-67027, No. 333-71311, No. 333-88015, No. 333-60216, No. 333-105362, No. 333-124589 and No. 333-132193) of Anheuser-Busch Companies, Inc. of our report dated February 22, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 22, 2006 relating to the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

St. Louis MO
March 9, 2006